Exhibit 99.1

PhotoMedex Announces No!No!™ Hair Breaks Record on Uk Home Shopping Television with the Fastest No!No! Special Value Sellout

HORSHAM, Pa.--(BUSINESS WIRE)--August 20, 2015--PhotoMedex, Inc. (NasdaqGS and TASE:PHMD) announces that no!no! continues to break sales records with the launch of the MICRO no!no!, the latest innovation. These sales records continue to be broken even after seven years on UK home shopping.

On August 16, home shopping consumers in the UK purchased more than 10,000 pieces of the latest generation of no!no! hair removal technology, generating over £1.1 million and representing a record for no!no! as the fastest selling unit, and selling out in only one and a half hours of live air time. The Company notes that the UK market is only 20% of the size of the U.S. market, making these results even more impressive.

“August is traditionally a quiet period for home shopping sales, and this sales achievement demonstrates continued awareness and enthusiasm for the global brand,” said Dr. Dolev Rafaeli, chief executive officer of PhotoMedex and president of Radiancy, Inc. “Live TV home shopping has been an incredibly important part of the marketing and sales platform for the no!no! brand. Our strategy to focus on the unique benefits of no!no!, compared with other home hair removal treatments proved to be a success. We are very pleased that eight years and hundreds of thousands of units later, the brand is still generating strong sales,” Dr. Rafaeli added.

As part of the one-day event, no!no! UK consumers were introduced to a brand new, edition of the popular hair removal device. The MICRO, offered in three colors- − lipstick red, midnight black and pure white− is the latest and smallest offering in portable and simplified home-use professional hair removal technology.

To date, nearly half a million no!no! Hair hair removal units have been sold through this TV shopping channel in both the UK and U.S. combined, and more than six million units have been sold worldwide.

ABOUT no!no!

no!no! products adapt professional technology for home use by consumers. Beginning with the no!no! Hair, using revolutionary Thermicon™ technology no!no! delivers professional, pain-free hair removal that's safe for all skin types and hair colors. The no!no! family has grown to include no!no! Skin for acne clearance, a beauty treatment with no!no! Glow and no!no! Smooth, a unique skincare line with ARP100 and Depiline that slow the rate of hair growth. no!no! has been sold on Home Shopping Network since 2007.

Radiancy, Inc., a subsidiary of PhotoMedex, Inc. and a global leader for medical and aesthetic light-based systems, created no!no! Hair to answer the ever-growing demand for professional, pain-free hair removal that can be performed in the comfort and convenience of the home. This revolutionary product innovation offers a solution to unwanted hair of all types and colors by instantly removing hair and over time reducing the rate of hair regrowth with no pain, no mess and no chemicals. Based on the patented and exclusive Thermicon technology, no!no! uses heat to remove hair and get weeks of long-lasting results, making it universally safe and effective for everyone.

ABOUT Radiancy, Inc.

Radiancy, Inc. is a leader in the medical and aesthetic skin care market. The company’s core belief that everyone is entitled to quality skin care has driven it to redefine expectations in order to deliver smart skin solutions to the widest possible range of professionals and consumers.

Radiancy opened its doors in 1998 with an idea and a vision – to make quality light-based skin care available to everyone. Within a few years, Radiancy revolutionized phototherapy with the introduction of Light Heat & Energy (LHE) technology, with its premier system, SpaTouch, offering a safer, more efficient photoepilation process. By 2002 Radiancy had captured an unprecedented 37% market share and took its place as a global leader for medical and aesthetic light-based systems. Radiancy then adapted LHE to develop a line of LHE MicroPhototherapy products. Radiancy is also the home of the no!no! family of products.

ABOUT PhotoMedex

PhotoMedex is a global skin health company providing aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including acne and photo damage. Its long-held experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and direct to consumer outlets for home-use products. PhotoMedex sells home-use devices under the no!no!™ brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Safe Harbor

Some portions of the press release, particularly those describing PhotoMedex' strategies, operating expense reductions and business plans contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements regarding product development, product extensions, product integration or product marketing; any statements regarding continued compliance with government regulations, changing legislation or regulatory environments; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing. In addition, there are risks and uncertainties related to our ability to ensure continued regulatory compliance, performance and/or market growth. These risks, uncertainties and other factors, and the general risks associated with the businesses of the Company described in the reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to, implied or expressed in the forward-looking statements. The Company cautions readers not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to the Company and are qualified in their entirety by this cautionary statement. The Company anticipates that subsequent events and developments will cause its views to change. The information contained in this press release speaks as of the date hereof and the Company has or undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Media
Rpr Marketing Communications
Liz Mefford, 212-317-1462
Liz.Mefford@rprmc.com
or
Investors
LHA
Kim Golodetz, 212-838-3777
KGolodetz@lhai.com